Exhibit 99.1

NEWS RELEASE

April 21, 2005

Union Bankshares Reports First Quarter Earnings

Ellsworth, Maine- Union Bankshares Company reports net earnings for the three months ended March 31, 2005 were $1.22 million, a decrease of $53,000 or 4%, as compared with net income of $1.28 million for the first quarter of 2004. Earnings per share for the three months ended March 31, 2005 were $1.10, compared to $1.12 for the same quarter in the prior year.

Results of Operations

During the first three months of 2005, the Company continued to experience downward pressure on the net interest margin. This pressure resulted in a 40 basis point decline in the net interest margin, ending the quarter at 3.58% compared to 3.98% for the same period in 2004. In spite of this decline, net interest income increased $55,000, resulting primarily from continued growth in earning assets as compared to the same period last year.

The Company recorded a reduction in the provision for loan losses resulting in a net benefit of $215,000 during the first three months of 2005, as compared to provision expense of $65,000 during the first three months of 2004.

Non-interest income, excluding net securities gains, ended the quarter at $1.3 million, declining by $74,000 as compared to the first three months of 2004. Loan fees decreased by $66,000 or 29% and net servicing income declined nearly $286,000, primarily due to a considerable reduction in sales volume of residential mortgage loans and the amortization of mortgage servicing rights. Offsetting these declines were increases in deposit account fees and financial services income of $137,000 and $178,000, respectively.

Gain on sale of securities totaled $4,000 in the first quarter of 2005, a decrease of $151,000 compared to the first quarter of 2004.

Non-interest expense increased by $223,000 for the three months ended March 31, 2005 as compared to the same period in 2004. Salary and employee benefits remained consistent between periods, while occupancy and equipment related expense increased by $93,000 due to an increase in utilities expense and building maintenance costs. Other expenses, including supplies and professional fees, also increased by $137,000.

Financial Condition

The Company's total assets amounted to $515.0 million at March 31, 2005, an increase of $72.9 million or 17% over March 31, 2004. The increase in total assets is primarily attributable to continued growth in total loans and investments. Total loans increased $49.0 million or 18% from one year ago. Investment securities also increased by $25.8 million or 20% compared with the first quarter of 2004.

Total deposits of $289.9 million increased $8.5 million or 3% from March 31, 2004. Advances from the Federal Home Loan Bank increased by $63.4 million or 63% from the same period last year and were used to fill the gap between asset and deposit growth. As of March 31, 2005, the Company had total equity of $40.5 million, and continued to exceed regulatory requirements for well capitalized institutions.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

The strength of the United States economy in general and the strength of the local economies in which we operate;
Changes in deposit flows, demand for mortgages and other loans, real estate values, and competition;
Changes in trade, monetary and fiscal policies and laws including interest rate policies of the Federal Reserve Board;
Changes in accounting principles, policies, or guidelines; and
Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

Union Bankshares Company
Summary Financial Information
(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended March 31,
	2005	2004

Assets
Cash and due from banks	$ 7,217	$ 8,788
Investment securities	155,448	129,640
Loans	328,012	279,025
Less: allowance for loan losses	4,268	4,339
Net loans	323,744	274,686
Premises, furniture and equipment, net	5,664	5,901
Other assets	22,923	23,032

Total assets	$ 514,996	$ 442,047

Liabilities
Deposits	$ 289,857	$ 281,334
Advances from Federal Home Loan Bank	164,160	100,726
Other borrowed funds	12,633	9,739
Other liabilities	7,824	7,918

Total liabilities	474,474	399,717

Total shareholders' equity	40,522	42,330

Total liabilities and shareholders' equity	$ 514,996	$ 442,047

Consolidated Statements of Income (unaudited)
For 3 Months Ended Mar 31,
	2005	2004

Interest and dividend income	$ 5,966	$ 5,363
Interest expense	1,948	1,400

Net interest income	4,018	3,963

Provision for loan losses	(215)	65

Net interest income after provision	4,233	3,898

Net securities gains	4	155
Noninterest income	1,320	1,394
Noninterest expense	3,788	3,565

Income before income taxes	1,769	1,882

Income taxes	545	605

Net income	$ 1,224	$ 1,277

Return on average equity	11.87%	12.33%
Return on average assets	0.98%	1.14%
Efficiency ratio	69.01%	63.43%
Book value per share, period end	$ 37.55	$ 35.02
Earnings per share	$ 1.10	$ 1.12
Dividends per share	$ 0.40	$ 0.30

2004 per share data has been restated for the 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21, 2005.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company
Peter A. Blyberg, (207) 667-2504 x240
President & Chief Executive Officer
pblyberg@uniontrust.com
or
Timothy R. Maynard, (207) 667-2504 x344
Senior Vice President & Chief Financial Officer
tmaynard@uniontrust.com